Exhibit 3.3(i)

ARTICLES OF AMENDMENT
OF
Mycom Group, Inc.

Pursuant to NRS 78.390, the following Articles of Amendment are executed by the undersigned, a Nevada corporation:

    1.           The name of the corporation is Mycom Group, Inc. (the “Corporation”).

    2.           Effective upon filing of these Articles of Amendment with the Secretary of State of Washington, the Articles of Incorporation of the Corporation are amended as follows:

    Article I shall be amended to state:

    The name of the corporation is “SARS Corporation.”

    Article III shall be amended to state:

                     The total number of shares which the corporation is authorized to issues is five hundred fifty million (550,000,000) consisting of five hundred million (500,000,000) shares of common stock having a par value of $0.001 per shares and fifty million (50,000,000) of blank check preferred stock having a par value of $0.001 per share.

    3.           The amendment to the Articles of Incorporation was adopted by resolution of the Board of Directors and Shareholders of the Corporation on August 29, 2007.

These Articles of Amendment are executed by the Corporation by its duly authorized officer.

DATED: August 29, 2007

SARS Corporation

By /s/ Clayton Shelver
      Clayton Shelver, President